AETNA INTERNATIONAL GROWTH FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
	International Growth Fund ("the Fund") was held on
	July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		    AFFIRMATIVE VOTES               NEGATIVE VOTES
Morton Ehrlich       2,719,015.847                     9,646.891
Maria T. Fighetti    2,632,375.930                    96,286.808
David L. Grove       2,615,421.442                   113,241.296
Timothy A. Holt      2,720,209.880                     8,452.858
Daniel P. Kearney    2,710,217.888                    18,444.850
Sidney Koch          2,720,555.764                     8,106.974
Shaun P. Mathews     2,720,555.764                     8,106.974
Corine T. Norgaard   2,715,912.396                    12,750.342
Richard G. Scheide   2,720,816.315                     7,846.423


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

		     AFFIRMATIVE VOTES               NEGATIVE VOTES
		      2,616,745.731                    35,265.367


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES             NEGATIVE VOTES
			 2,019,606,772                  632,721.004
EX99.171